Horwitz + Armstrong
A Professional Law Corporation
14 Orchard, Suite 200
Lake Forest, California 92630
Telephone (949) 540-6540
Facsimile (949) 540-6578

Exhibit 5.1
March 31, 2016

Visualant, Incorporated
500 Union Street, Suite 420
Seattle, WA 98101

Re:           Registration Statement on Form S-1

Gentleman:

This law firm has represented Visualant, Incorporated, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale by the selling stockholder of up to $2,675,000 of the Company’s common stock, par value $0.0001(the “Shares”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Amended and Restated Certificate of Incorporation, and all amendments thereto, (iii) the Bylaws of the Company and all amendments thereto, (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares and the Series B Redeemable Preferred Stock, and (v) certificates of officers of the Company and of public officials and other such records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified and conformed copies and the authenticity of the originals of such documents.

Based on the foregoing, we are of the opinion that the Shares covered by the Registration Statement are, upon issuance, validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than those of the Nevada General Corporation Law (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect) and the federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Horwitz + Armstrong Horwitz + Armstrong, A Professional Law Corporation